Exhibit 23.21

CONSENT OF GENCAP MINING ADVISORY LTD.

Board of Directors

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite 115

Centennial, CO 80112

RE:  Proxy Statement/Prospectus of NioCorp Developments Ltd. (“NioCorp”) / Proxy Statement of GX Acquisition Corp. II (“GX”) which forms part of Amendment No. 1 to the Registration Statement on Form S-4 of NioCorp (the “Registration Statement”)

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 25, 2022, to the Board of Directors of NioCorp as Annex E to the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement (the “Joint Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission as of the date hereof and the references to our firm and our opinion in such Joint Proxy Statement/Prospectus under the headings “Questions and Answers About the NioCorp Shareholder Meeting—As a NioCorp Shareholder, how does the NioCorp Board recommend that I vote?,” “Questions and Answers About the NioCorp Shareholder Meeting—Did the NioCorp Board receive a fairness opinion in connection with the Transactions?,” “Summary—NioCorp’s Reasons for the Transactions and Recommendation of the NioCorp Board,” “Summary—Opinion of NioCorp’s Financial Advisor,” “Summary— Recommendation to NioCorp Shareholders,” “Risk Factors—Risks Relating to GX and the Transactions—The fairness opinions obtained by the NioCorp Board and the GX Board from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.,” “NioCorp Special Meeting of Shareholders—Recommendation of the NioCorp Board,” “The Transactions— Background of the Transactions,” “The Transactions—NioCorp’s Reasons for the Transactions and Recommendation of the NioCorp Board,” “The Transactions—Opinion of NioCorp’s Financial Advisor.”

The foregoing consent applies only to Amendment No. 1 to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: December 9, 2022

/s/ GenCap Mining Advisory Ltd.

GenCap Mining Advisory Ltd.